Exhibit 1.2

Morgan Keegan Selects Pivotal Financial Services for Private Client Group and Equity Capital Markets

Leading regional investment firm chooses Pivotal to drive new business, enhance service for existing clients and promote inter-departmental collaboration

FOR IMMEDIATE RELEASE

Vancouver, BC – October 19, 2005 – Pivotal Corporation, a leading Customer Relationship Management (CRM) solution provider and the CRM division of CDC Software, the enterprise software company of CDC Corporation (NASDAQ: CHINA), today announced that Morgan Keegan & Company Inc., one of the nation’s largest regional full-service investment firms, has selected Pivotal Private Banking and Pivotal Capital Markets to drive new client acquisition, promote inter-departmental collaboration and enhance the level of service it provides across its Private Client Group and Equity Capital Markets divisions.

Founded in 1969 in Memphis, Tenn., Morgan Keegan is the investment banking, securities brokerage, trust and asset management arm of Regions Financial Corporation (NYSE:RF). Morgan Keegan serves the diverse financial needs of individual investors and corporate and institutional clients throughout the United States and abroad. Morgan Keegan has over 250 offices in 18 states, over 3,000 employees and more than $530 million in equity capital.

Morgan Keegan sought a system to support new client acquisition and enhance relationships with existing clients. To achieve these goals, the firm required a flexible, easy-to-use CRM application that could be quickly integrated with existing systems and deployed with minimal assistance from the vendor’s professional services organization. After a review of available systems, Morgan Keegan selected Pivotal for its flexibility and industry-specific client relationship management applications for its Private Client Group and Equity Capital Markets.

“Our CRM initiative demonstrates our commitment to provide our financial advisors with the support they need to help clients create wealth,” said John Threadgill, managing director, information technologies, Morgan Keegan. “We were impressed with Pivotal’s knowledge of our industry’s requirements and willingness to understand our firm-specific processes. Pivotal’s financial services applications address the needs of each of our lines of business today and give us the flexibility to change the system as we grow and evolve as a company.”

Helping Financial Advisors Get Close to Clients with Pivotal Private Banking

Pivotal Private Banking provides Morgan Keegan’s private client business with an easy-to-use system to help financial advisors deliver personalized, responsive service and better understand clients’ needs. Pivotal’s flexible relationship model gives Morgan Keegan’s financial advisors the flexibility to work with experts in other departments to manage client relationships from within a single, intuitive interface.

Driving Trade Volume with Pivotal Capital Markets

Pivotal Capital Markets provides Morgan Keegan’s institutional equity sales and trading and research divisions with simple-to-use tools to help them work better as a team and to maximize the firm’s ability to generate trade volume. With access to complete client profiles and timely information from research flowing directly into their homepage, Morgan Keegan’s sales and trading department are better enabled to generate trade ideas and understand how each of their clients is affected by new research and changes in market conditions. The system also provides the company’s research analysts with best-in-class mobile synchronization capabilities to seamlessly link traveling analysts into the Pivotal system, ensuring that information uncovered on the road visiting investment opportunities is captured in the system and can be pushed out to trading more quickly.

A Flexible Deployment Option: Pivotal Assist

Morgan Keegan’s experienced IT team, armed with a clear understanding of the firm’s CRM requirements, will deploy Pivotal using the Pivotal Assist professional services program. The Pivotal Assist professional services program is designed to allow Pivotal clients to realize the total cost of ownership and learning advantages of deploying the system on their own. With Pivotal Assist, Morgan Keegan will deploy Pivotal independently, using the Pivotal professional services organization only for value-added input on best practices and industry-specific guidance.

According to Bruce Cameron, senior vice president, North American sales, Pivotal, “Pivotal’s financial services products provide tools designed specifically to help investment firms like Morgan Keegan better understand their clients’ needs and work effectively as a team to provide a higher level of personalized service.”

About Pivotal

Pivotal Corporation, a software unit of CDC Corporation (NASDAQ: CHINA), is a leading provider of customer relationship management (CRM) applications to help organizations create superior customer experiences. Pivotal’s CRM applications offer rich functionality, a highly flexible application platform, a full application suite, and best-in-class customization abilities, all with a low total cost of ownership. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins, and customer loyalty. More than 1,800 companies around the world have licensed Pivotal, including Farm Credit Services of America, WCI Communities, Premera Blue Cross, Qiagen, ESRI, AvMed Health Plans, Sharp Electronics Corporation, and CMS Cameron McKenna.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, and partner management. For more information about Pivotal Corporation, please visit www.pivotal.com.

About CDC Corporation

CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review the company has reorganized into two primary operating business units, CDC Software and China.com Inc. China.com Inc. with its focus on mobile applications and online games is seeking to establish a sponsored Level 2 American Depositary Receipts (“ADR”) program in the United States. CDC is embarking on this ADR initiative as part of its strategic review to enable investors globally to more easily invest directly in China.com Inc. Once the ADR program is in effect, it would enable CDC to provide greater flexibility with respect to its shareholdings in China.com Inc. such as distributing a stock dividend of all or a part of its China.com Inc. shares to CDC shareholders. CDC’s Non-GAAP cash and cash equivalents net of total debt as at Q2 2005 was approximately US$221 million of which approximately one half was within China.com Inc.

About CDC Software

CDC Software, the software unit of CDC Corporation, offers a broad range of software solutions for mid-sized enterprises. These products are utilized by approximately 3,500 customers worldwide.

For more information about CDC Corporation and CDC Software, please visit the website .

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the ability of Pivotal software and services to help drive new client acquisition, promote inter-departmental collaboration and enhance the level of service across private client, corporate finance, equity research and sales and trading departments. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the ability of staff to utilize the information generated with Pivotal CRM. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation (formerly, chinadotcom corporation), including its Annual Report for the year ended December 31, 2004 on Form 20-F filed on June 30, 2005. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:

Craig Clark
Pivotal Corporation
604.699.8536
cclark@pivotal.com

© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.